Exhibit 2.3

TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT made as of January 20, 2006, between LTD Holding Company, a Delaware corporation (“Provider”) and Sprint Nextel Corporation, a Kansas corporation (“Receiver”).

A. Provider is currently a subsidiary of Receiver, and Receiver intends to spin off Provider by distributing all of Provider’s common stock to Receiver’s stockholders as a dividend (the “Spin Off”). Before the distribution date, Provider intends to enter into a separation and distribution agreement with Receiver containing the key provisions relating to the Spin Off (the “Distribution Agreement”).

B. In connection with the Spin Off, Provider will provide, or cause to be provided, to Receiver and its subsidiaries, for the consideration specified in this Agreement, certain services on the terms and conditions described in this Agreement, in order to ensure an orderly transition in implementing the Spin Off.

C. Provider and Receiver are entering into a second transition services agreement substantially similar to this Agreement under which Provider is receiving Services and Receiver is providing Services.

In consideration of the mutual terms and conditions of this Agreement, the parties agree as follows:

1. General

(a) Services. Provider will provide, or cause to be provided, certain services (“Services”) to Receiver and its subsidiaries on a non-exclusive basis under the terms and conditions of this agreement and the exhibits hereto (“TSA Exhibits”) (this agreement and all attached TSA Exhibits are collectively referred to as the “Agreement”). The terms and conditions of this Agreement control if there is any conflict or inconsistency between the terms and conditions of a TSA Exhibit and the terms and conditions of this Agreement (excluding for this purpose the TSA Exhibits).

(b) Performance. Provider will perform all Services in accordance with the terms and conditions of this Agreement, including, without limitation, the requirements, order of performance and delivery dates specified in each TSA Exhibit. Provider must devote the time, effort and resources to the performance of the Services as are necessary to accomplish the tasks as specified in the TSA Exhibits. Provider may call on the expertise or assistance of its subsidiaries, affiliates, subcontractors or consultants in the performance of the Services. Provider may use subcontractors or consultants to provide the Services if Provider uses them to provide similar services to its own organization; provided, however, that Provider will at all times remain responsible for the fulfillment of its obligations under this Agreement, notwithstanding the performance of the obligations by another person. Provider will discontinue the use of subcontractors or consultants providing a Service promptly at the written request of Receiver, and thereafter Provider will have no further obligation to provide the Service that the subcontractor or consultant was providing, subject to any transition period agreed to by the parties. Receiver will be responsible for the portion of any early termination or similar fees that are payable by Provider to a subcontractor or consultant in respect of Services provided by the subcontractor or consultant that are terminated at the request of Receiver.

(c) Omitted Services. If, within 90 days after the date of this Agreement, Receiver identifies a Service that Provider provided in connection with Receiver’s business before the date of this Agreement but which was omitted from the Services originally set forth on the TSA Exhibits (an “Omitted Service”), Receiver may, within such 90-day period, request in writing that Provider provide the Omitted Service. The request must set out in reasonable detail the Omitted Service requested. Provider will, within a reasonable time period after receiving the request, prepare and distribute to Receiver a draft TSA Exhibit in respect of the Omitted Service. The parties will cooperate and act in good faith in negotiating the TSA Exhibit, and upon execution of the TSA Exhibit, the Omitted Service will be added to and considered as part of the Services.

(d) Additional Services. From time to time after the date hereof, Receiver may identify additional services that were not provided by Provider before the date of this Agreement in connection with Receiver’s business but which Receiver nevertheless desires for Provider to provide to Receiver (“Additional Services”). In such event, Receiver may request in writing that Provider provide the Additional Services. The request must set out in reasonable detail the Additional Services being requested. Within a reasonable time period after receiving the request, Provider will either prepare and distribute to Receiver a draft TSA Exhibit in respect of the Additional Services or deliver a notice to Receiver indicating Provider’s reasons for declining to provide the Additional Services. In all cases, Provider will cooperate with Receiver and act in good faith in determining whether, and on what terms, Provider will provide the Additional Services. The foregoing notwithstanding, Provider will have no obligation to agree to execute a TSA Exhibit to provide Additional Services. On execution of a TSA Exhibit for Additional Services, the Additional Services will be added to and considered as part of the Services.

(e) Modification of Services.

(i) Provider may make changes from time to time in the manner of performing any Service to Receiver if (1) Provider is making similar changes in performing analogous services for itself, (2) Provider furnishes to Receiver substantially the same notice (in content and timing) as Provider must furnish to its own organization respecting the changes and (3) no unreasonable amount of work or development is required by Receiver, as determined in Receiver’s reasonable judgment, to accept the changes. No change may increase the charges for the applicable Service.

(ii) Provider may, in situations not governed by Section 1(e)(i), request the consent of Receiver to the modification of any Service by sending to Receiver a proposed TSA Exhibit for the revised Service. Receiver must provide any objections to the requested modification within 20 days of receipt of the proposed TSA Exhibit. The parties must cooperate and act in good faith in negotiating the TSA Exhibit. Notwithstanding the foregoing, Receiver is not obligated to agree to accept the modified TSA Exhibit.

(f) Third Party Software Licenses. Receiver acknowledges that the parties have attempted to identify in the applicable TSA Exhibits any software licensed to Provider by third parties that is required to provide the Services and any amounts payable in order to permit Provider to use such software to provide the Services to Receiver. The foregoing notwithstanding, if any third party software that is required to provide the Services is not identified in the applicable TSA Exhibit, or the amount of any consideration payable in order to permit Provider to use the software to provide the Services is not accurately reflected in the applicable TSA Exhibit, then Provider will provide Receiver with 15 days prior written notice of any additional consideration payable to the licensor of the software. Receiver will then have the option to (i) procure its own license to the software at its own expense or (ii) authorize Provider to incur the required additional consideration on its behalf and at Receiver’s expense. If Receiver does not agree to either (i) or (ii) above, Provider will not be required to provide the Services for which the third party licenses are required.

2. Compensation and Billing

(a) Invoices. The charges for the Services are set out in the applicable TSA Exhibits. Provider must submit in writing to Receiver, no more than once per month, a single invoice covering all amounts payable for the Services rendered during the billing period covered by the invoice. The invoices will contain a detailed description of the Services rendered during the previous month, the charges payable by Receiver in respect of these Services and the method used to calculate the invoiced amounts. Receiver will pay all invoiced charges (including disputed charges) in full promptly on receipt of each invoice, but in no event later than 45 days after receipt of the invoice. Receiver will give Provider written notice of any disputed charges within 90 days of the due date for payment of the disputed charges, along with a detailed description of the nature of the dispute. If Receiver fails to dispute a charge within 90 days of the original payment due date, Receiver will waive its right to dispute the charge. Provider will notify Receiver of its determination regarding disputed charges within 30 days after receipt of the applicable dispute notice and description from Receiver, and will credit Receiver’s account, if appropriate, within the 30-day period. Any dispute under this Section 2(a) will be resolved in accordance with the dispute resolution provisions of Section 5.

(b) Non-Income Taxes. In addition to the charges for Services, Receiver must pay Provider an amount equal to all Non-Income Taxes incurred in connection with the provision of Services. Notwithstanding the foregoing, each party is also responsible for (i) Taxes chargeable or assessed with respect to its own employees or agents and (ii) all real and personal property Taxes imposed on software and equipment it owns, except in the case of both (i) and (ii) to the extent such employees or such property is devoted to providing Services to Receiver. The Receiver will advise the Provider if it determines that any Services are exempt from taxation and the parties will use reasonable efforts to mitigate any applicable Taxes. For purposes of this Agreement, “Non-Income Taxes” shall mean all Taxes except income and franchise Taxes, and “Tax” shall mean all forms of taxation or duties imposed, or required to be collected or withheld, including charges, together with any related interest, penalties or other additional amounts.

(c) Expense Reimbursement. Except to the extent otherwise provided in the TSA Exhibits, Receiver will reimburse Provider for all reasonable expenses for travel, meals and lodging incurred by Provider directly in the performance of its obligations under this Agreement. In the event that a portion of such expenses were incurred in connection with activities unrelated to Provider’s delivery of the Services, Provider will make a good faith estimate as to the portion of the expenses attributable to other activities and will bill Receiver only for the portion of the expenses attributable to its provision of the Services. The charges for which reimbursement is sought must be in compliance with Provider’s employee expense policies. Expenses will be charged at cost with no mark-up. Provider will maintain documentation of expenses incurred and retain copies of invoices or receipts for expenses in accordance with its established expense policy. Provider will make copies of all documentation and receipts that it retains available to Receiver upon request. Provider will bill Receiver monthly for expenses as they accrue. The parties may specify any additional limitations or other requirements related to the reimbursement of expenses in the applicable TSA Exhibit. It is acknowledged and agreed that if Provider is reasonably required to incur expenses beyond the limitations set forth in a TSA Exhibit in order to provide the Services, then Provider will be excused from performing the Services until the expense limitation is removed or changed as mutually agreed by the parties; provided that Provider will give Receiver reasonable notice of the need to exceed any such limitation prior to suspension of any of the Services. It is further acknowledged and agreed that each party will bear its own employee severance costs and that Provider will not include any employee severance costs in its charges to Receiver for any of the Services under this Agreement.

(d) Records. Provider will maintain complete and accurate records to substantiate all of Provider’s charges billed under this Agreement. Unless otherwise specified in the applicable TSA Exhibit, Provider will retain such records for a period at least as long as the period for which Provider maintains comparable records for its own account, which period must be at least as long as may be required by law. Receiver and its authorized agents, subject to obligations of confidentiality as set forth in this Agreement or as otherwise provided by law, will be allowed access to the records on prior written request during normal business hours during the term of this Agreement and during the respective periods in that Provider is required to maintain the records under this Section 2(c). Access to the records will be made at the location where the records are normally maintained.

(e) Other Restrictions on Pricing. Notwithstanding anything in this Agreement to the contrary, it is the intent of the parties that (1) in the case of Services provided under an agreement contained in a TSA Exhibit, the term of which is two years or less, and which agreement cannot be or is not intended (at the time of the Distribution (as defined in the Distribution Agreement)) to be extended beyond that maximum two year period, or in the case of any extension of any such agreement that does not extend (and is not then intended to be extended) beyond that maximum two year period, the compensation for the applicable Services will not be less than the actual cost of providing those Services; and (2) in the case of Services provided under all other agreements (including the period covering the extension of an agreement referred to in clause (1) beyond the applicable two year period), the compensation for any Services will be determined on an arm’s-length basis consistent with the price that would be charged between unrelated parties.

3. Term

(a) Term. This Agreement will become effective as of the Distribution Date (as defined in the Distribution Agreement) (the “Effective Date”). Subject to Section 15 hereof, Provider’s obligations to provide the respective Services covered by this Agreement will terminate on the respective dates specified in the TSA Exhibit related to the Service. If no termination date is specified in a TSA Exhibit, then Provider’s obligations to provide the respective Services covered by this Agreement will terminate on the 12-month anniversary of the Effective Date (the “Termination Date”), or such earlier date as may be mutually agreed to by the parties. This Agreement may not be renewed or extended except as set forth below in Section 3(b).

(b) Extension. Receiver may, on written notice to Provider delivered at least 30 days before the scheduled expiration of a TSA Exhibit, extend, one time only, the term of the TSA Exhibit by no more than 180 days.

(c) Pricing Adjustments. If the term of a TSA Exhibit is extended pursuant to Section 3(b) beyond the second anniversary of the Effective Date, the parties will negotiate in good faith to adjust the pricing for the applicable Service provided under the TSA Exhibit to a mutually agreed upon market based price, and such new pricing will become effective upon the effective date of the extension.

4. Confidential Information

(a) General. Except with the prior consent of the disclosing party, each party must: (i) limit access to the Confidential Information to its employees, agents, representatives, subcontractors and consultants who have a need-to-know; (ii) advise its employees, agents, representatives, subcontractors and consultants having access to the Confidential Information of the proprietary nature thereof and of the obligations set forth in this Agreement; and (iii) safeguard the Confidential Information by using a reasonable degree of care to prevent disclosure of the Confidential Information to third parties, but at least that degree of care used by that party in safeguarding its own similar information or material. These confidentiality obligations do not apply to the extent that (a) the information is in the public domain through no fault of the non-disclosing party, (b) the information has been disclosed by the disclosing party to third parties without similar confidentiality obligations attached to the disclosure or (c) the disclosure of the information is required by judicial or administrative process or by law and the party has used commercially reasonable efforts to allow the disclosing party to intervene before the disclosure. “Confidential Information” means any information marked, noticed, or treated as confidential by a party that the party holds in confidence, including all trade secret, technical, business, or other information, including customer or client information, however communicated or disclosed, relating to past, present and future research, development and business activities.

(b) Customer Proprietary Network Information. With regard to Customer Proprietary Network Information, each party must: (i) implement a program that trains associates with access to the CPNI of the other party to avoid accessing or using CPNI of the other party; (ii) where economically reasonable, implement a conspicuous on-screen and hard-copy scripting program to remind associates with access to CPNI of the other party of their contractual and legal compliance obligations; (iii) avoid using CPNI of the other party for marketing purposes; (iv) protect CPNI of the other party from distribution to other parties who are not engaged in assisting the owner of the CPNI in providing service to the owner’s customers; (v) contractually obligate its third party subcontractors to abide by obligations that are at least as stringent as those enumerated in this Section 4(b) when they have access to the CPNI of the other party; (vi) implement an audit program to assure compliance with CPNI protection commitments and obligations; (vii) report breaches of the obligations to protect CPNI of the other party to the other party within 15 days of discovery of such breach; and (viii) administer a disciplinary program that treats associates who violate the CPNI obligations to the other party in the same manner as associates who fail to adequately protect the CPNI of their employer. “Customer Proprietary Network Information” (or “CPNI”) means customer information as defined in Section 222 of the Telecommunications Act of 1996 and 47 C.F.R. Section 64.2001-64.2009.

(c) Carrier Proprietary Information. With regard to Carrier Proprietary Information, each party must only use CPI of the other party in connection with the specific services being provided to the other party, in support of that party’s provision of services to a third party, pursuant to a TSA Exhibit and must: (i) implement a program that trains associates with access to the CPI of the other party to avoid accessing or using CPI of the other party for competitive purposes, either retail or wholesale; (ii) where economically reasonable, implement a conspicuous on-screen and hard-copy scripting program to remind associates with access to CPI of the other party of their contractual and legal compliance obligations; (iii) protect CPI of the other party from distribution to other parties who are engaged in assisting the owner of the CPI in providing service to the owner’s customers; (iv) contractually obligate its third party subcontractors to abide by obligations that are at least as stringent as those enumerated in this Section 4(c) when they have access to the CPI of the other party; (v) implement an audit program to assure compliance with CPI protection commitments and obligations; (vi) report breaches of the obligations to protect CPI of the other party to the other party within 15 days of discovery of such breach; and (vii) administer a disciplinary program that treats associates who violate the CPI obligations to the other party in the same manner as associates who fail to adequately protect the CPI of their employer from inappropriate use of disclosure. “Carrier Proprietary Information” (or “CPI”) means carrier information protected by Section 222 of the Telecommunications Act of 1996.

(d) Sensitive Information.

(i) Each party agrees to comply with, and to cause each of its respective Plans, affiliates, agents, contractors and subcontractors to comply with, all applicable laws (including, without limitation, HIPAA) governing the collection, accessibility, use, maintenance, disclosure, protection or transmission of Sensitive Information and all other obligations under in this Section 4(d). “Covered Person” means any employee, agent, subcontractor, customer or participant in (or beneficiary of) any Plan, or any affiliate of any of the foregoing, of Provider or Receiver, as the case may be. “Sensitive Information” means any information of a personal or confidential nature regarding any Covered Person, regardless of how or from whom such information is received. Sensitive Information includes, without limitation, names, addresses, telephone numbers, e-mail addresses, social security numbers, credit card numbers, account information, credit information, demographic information and “protected health information” (as defined in Health Insurance Portability and Accountability Act of 1996 (“HIPAA”)) (“PHI”), whether written, oral or electronic, and includes all past, present and future health information maintained or transmitted by a Plan that individually identifies a Plan participant. “Plan” means any “welfare benefit plan” (as defined in the Employee Retirement Income Security Act of 1974 (“ERISA”)) maintained for the benefit of, or relating to, any employee of Provider or Receiver. For purposes of this Section 4(d) only, each of the Plans will be deemed to be a party to this Agreement.

(ii) Without limiting the foregoing paragraph, neither party will collect, access, use, maintain, disclose or transmit any Sensitive Information unless required to do so in order to provide or receive the Services, and in such case (1) each party will collect, access, use, maintain, and disclose only the minimum Sensitive Information necessary to provide or receive the Services, and if a party must disclose Sensitive Information to a third party in order to provide Services, Provider must first obtain from that third party a written agreement that binds that third party to the obligations in this Section 4(d), or to obligations that are as or more stringent the ones in this Section 4(d).

(iii) In addition to the requirements enumerated above, each party must use and disclose PHI only as authorized under HIPAA and as described herein. Each party that possesses or controls the other party’s PHI (the “controlling party”), which is in a designated record set must (1) provide an individual participant of the other party’s Plan with access, as reasonably directed by such Plan, to such individual’s PHI (to meet the requirements of 45 CFR § 164.524), and then (2) amend such individual’s PHI that such Plan reasonably directs (under 45 CFR § 164.526), at such Plan’s or individual Plan participant’s request, and in the time and manner reasonably designated by such Plan.

(iv) The controlling party must make PHI available in the format that the other party’s individual Plan participant requests. If the controlling party cannot readily produce the requested PHI in the requested format, that party must produce it in hard-copy format. The party that possesses or controls the PHI may charge the requesting individual a reasonable cost-based fee for copying, postage and preparing an explanation or summary (as permitted by 45 CFR § 164.524). A controlling party must notify the other party’s Plan of any such Plan participant’s requests that the controlling party receives about PHI that extends beyond information that the controlling party (or a subcontractor, agent or affiliate of a party) controls or maintains in a designated record set, to enable the other party’s Plan to coordinate access to the requested information. Neither party that possesses or controls PHI may coordinate access to PHI that business associates of the other party’s Plans maintain.

(v) Each party must (i) document any disclosures of the other party’s PHI, and information related to those disclosures, to enable such other party’s Plan to respond to a Plan participant’s request for an accounting of disclosures of PHI (as 45 CFR § 164.528 requires), and (ii) provide to the Plan, in a time and manner that the Plan reasonably designates, information collected in accordance with the foregoing clause, to permit in turn the Plan to respond to an individual’s request for an accounting of PHI disclosures (in accordance with 45 CFR § 164.528).

(vi) Each party must comply with the other party’s Plan’s notice of privacy practices when handling PHI. This means that each party’s (the “former party’s”) Plan must notify the other party (the “latter party”) if:

(A) any of the former party’s Plan participants change or revoke an authorization to use or disclose PHI, to the extent that those changes may affect the latter party’s use or disclosure of PHI;

(B) the former Plan restricts the use or disclosure of PHI to which the Plan has agreed (in accordance with 45 CFR § 164.522), but only if that restriction affects the party’s use or disclosure of PHI; or

(C) the former party changes the individuals or classes of individuals that are authorized to receive PHI on behalf of the Plan and/or that party.

(vii) Each party must use at least commercially reasonable standards in employing administrative, physical and technical safeguards to (a) prevent unauthorized collection, access, disclosure or use of Sensitive Information (unless a higher standard is specified in this Agreement or by law; (b) safeguard Sensitive Information in any form or media, whether “at rest” or in transport; and (c) unless this Agreement specifies otherwise, ensure that Sensitive Information remain unaltered and fully available (collectively, the “Safeguards”). Safeguards include, without limitation, security measures that protect the confidentiality, integrity and availability of electronic PHI, as required by HIPAA.

(A) Each party must ensure that only its employees, representatives, agents, contractors and subcontractors who have a need to know, use, and disclose Sensitive Information may access it, and only to the extent necessary for the party to fulfill its obligations under the Agreement, and that all such persons comply with the obligations in this Section 4(d).

(viii) Each party and its authorized representative(s) may at any time, upon reasonable notice, audit the other party’s performance of its obligations under this Section 4(d). The audited party must promptly grant the other party and its representative(s) full and complete access, during normal business hours, to the audited party’s facilities, books, records, procedures, and information that relate to the Safeguards and its obligations under this Section 4(d). If any audit reveals that a party has materially failed to perform any of its obligations under this Section 4(d), then, without limiting any other rights or remedies of the auditing party (at law or under this Agreement), the auditing party may notify the audited party of its failure to perform such obligations, then proceed with the remainder of its audit rights in this Section 4(d). Upon receiving written notice of such failure to perform, the audited party must promptly develop a corrective action plan. In developing that plan, the audited party must cooperate with the audited to develop the plan, if the auditing in turn chooses to participate in such development. The auditing party has the right to accept or reject such plan, but it may not unreasonably reject it. Following approval, the audited party must promptly pay for and implement the corrective action plan, provided that implementation costs are reasonable. Each party must make available to the Department of Health and Human Services (“HHS”) the internal practices, books and records, including policies and procedures, relating to the use and disclosure of the other party’s PHI, in a time and manner that such other party’s Plan or HHS reasonably designates, to enable the Plan or HHS to determine compliance with HIPAA.

(ix) Each party must immediately notify, in writing, the party that owns the Sensitive Information, if the former party becomes aware of any access, use, or disclosure of Sensitive Information that this Agreement does not permit, and any breach of the Safeguards, including, but not limited to, a Security Incident (as defined by HIPAA). Without limiting any other rights in this Agreement, each party that possesses or controls the other party’s Sensitive Information must (1) assist the party that owns such Sensitive Information (and/or its agents) investigate and remedy such a breach, and any dispute, inquiry or claim that concerns such a breach, and (2) mitigate the consequent effects of such breach, if practicable.

(x) Upon the written request of a party that owns Sensitive Information, each party that possesses or controls such Sensitive Information must deliver to the requesting party—or destroy and certify to the requesting party the destruction of—any or all Sensitive Information (including copies) that the possessing party, its subcontractors, and its agents possess. But if a party that possesses or controls such Sensitive Information reasonably determines that returning or destroying the Sensitive Information is not feasible (e.g., because it is still providing Services for the other party under this Agreement), then that party must notify the requesting party of the conditions that do not make return or destruction feasible. Both parties must then cooperate in good faith to establish a mutually agreeable schedule to return or destroy the information in question. Regardless of the foregoing, any party that possesses or controls PHI may not destroy it until such party maintains it for the minimum period that HIPAA requires, unless the party that owns the PHI agrees to such destruction.

(xi) Where the law compels disclosure of the other party’s Sensitive Information, the disclosing party must (a) notify the party that owns the Sensitive Information before, or as soon as practicable after, disclosing the Sensitive Information. This will enable the other party, if it chooses, to seek a protective order or take other action to prevent or limit such disclosure, and (b) cooperate with the party that owns the Sensitive Information to obtain a protective order or other reasonable assurance to ensure that the Sensitive Information in question is held in confidence.

5. Dispute Resolution

(a) General. Except as provided in Section 5(d) below, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, must first be attempted to be settled by good faith efforts of the parties to reach mutual agreement, and second, if mutual agreement is not reached to resolve the dispute, by final, binding arbitration as set out in Section 5(c) below.

(b) Initial Resolution. Subject to Section 5(e), a party that wishes to initiate the dispute resolution process must send written notice to the other party with a summary of the controversy and a request to initiate these dispute resolution procedures. On receipt of the notice, the parties will first seek agreement through discussions among the directors specified in the applicable TSA Exhibit for a minimum of 10 days. If no agreement is reached by the directors during that period, the parties will continue to seek agreement through discussions among the vice presidents of the relevant operating divisions of each Company (or such other persons as specified in the applicable TSA Exhibit) for a minimum of 15 days. If no agreement is reached by the vice presidents during that period, the parties will continue to seek agreement through discussions among individuals of each company at the Chief Operation Officer level or higher for a minimum of 15 days. The individuals specified above may utilize other alternative dispute resolution procedures to assist in the negotiations to the extent mutually agreed to between such persons.

(c) Arbitration. If a dispute has not been resolved by the parties following exhaustion of the procedures set forth in Section 5(b), the parties will apply the dispute resolution procedures set forth in Article 7 (other than Section 7.01) of the Distribution Agreement.

(d) Injunctive Relief. The foregoing notwithstanding, each party will have the right to seek injunctive relief in any court of competent jurisdiction with respect to any alleged breach by the other party of Section 4 hereof or any agreement regarding the protection of confidential information contained in any TSA Exhibit. Such remedy will not be exclusive and will be in addition to any other remedy that a party may have as a result of any such breach.

(e) Materiality Threshold. With respect to disputes for charges under any TSA Exhibit, no dispute may be initiated by a party pursuant to this Section 5 unless the amount in dispute is at least $1,000 in regard to any individual TSA Exhibit or at least $10,000 in the aggregate (calculated on a monthly basis).

6. Relationship of Parties

(a) Independent Contractors. Provider is an independent contractor in the performance of its obligations under this Agreement and has no authority to bind Receiver or its affiliates with respect to third parties.

(b) No Performance. Neither party undertakes by this Agreement or any TSA Exhibit to conduct the business or operations of the other party. Nothing contained in this Agreement or any TSA Exhibit is intended to give rise to a partnership or joint venture between the parties or to impose on the parties any of the duties or responsibilities of partners or joint ventures.

7. Force Majeure

Neither party will be in default of its obligations under this Agreement for any delays or failure in performance resulting from any cause or circumstance beyond the party’s reasonable control as long as the non-performing party exercises commercially reasonable efforts to perform its obligations in a timely manner. If Provider incurs travel, meals or lodging expenses in order to provide Services in a force majeure situation and such expenses exceed the expense authorization limits in Section 2(c) but are otherwise reasonable in light of the circumstances, Provider will not be required to obtain prior approval of such expenses in order to obtain reimbursement for such expenses from Receiver. If any such occurrence prevents Provider from providing any of the Services, Provider must cooperate with Receiver in obtaining, at Receiver’s sole expense, an alternative source for the affected Services, and Receiver is released from any payment obligation to Provider with respect to the Services during the period of the force majeure. If a force majeure condition continues to prevent a party from performing for more than 60 consecutive days, then the other party may terminate the applicable TSA Exhibit.

8. Indemnification

(a) Indemnification by Provider. Provider will indemnify, defend and hold harmless Receiver and each member of Receiver’s Group (as defined in the Distribution Agreement), and each of their respective directors, officers, agents and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (each, a “Receiver Indemnitee”), from and against all claims, damages, losses, liabilities, costs, expenses, reasonable attorney’s fees, and court or arbitration costs (“Losses”) arising out of a claim by a third party against a Receiver Indemnitee to the extent resulting from or alleged to have resulted from any act or omission of Provider under or related to this Agreement.

(b) Indemnification by Receiver. Receiver will indemnify, defend and hold harmless Provider and each member of Provider’s Group, and each of their respective directors, officers, agents and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (each, a “Provider Indemnitee”), from and against all Losses arising out of a claim by a third party against a Provider Indemnitee to the extent resulting from or alleged to have resulted from any act or omission of Receiver under or related to this Agreement.

(c) Intellectual Property Indemnification. Provider will indemnify and defend the Receiver from and against all Losses arising out of any claim by a third party that the deliverables under a TSA Exhibit and any resulting use or sale of any deliverables constitutes an infringement of any patent, trademark or copyright or the misappropriation of any trade secret. Provider’s obligations under this Section 8(c) will not apply to the extent that the infringement or violation is caused by:

(i) modification to a deliverable by Receiver if the modification was not reasonably contemplated by the parties and the infringement or violation would not have occurred but for that modification;

(ii) the combination of a deliverable by Receiver with other third party products if the combination was not reasonably contemplated by the parties and the infringement or violation would not have occurred but for that combination;

(iii) detailed specifications (e.g. specifying lines of code, as opposed to mere functional specifications for which Receiver is not responsible) that were provided by or requested by Receiver, if the infringement or violation would not have occurred but for those detailed product specifications; or

(iv) Receiver’s continued use of infringing software after Provider provides Receiver with reasonable advance written notice of the infringement and provides non-infringing replacement software to Receiver at no charge.

(d) Indemnification Procedures. Any claim for indemnification under this Section 8 will be subject to, and made in accordance with, Sections 6.04 (Indemnification Obligations Net of Insurance Proceeds) and 6.05 (Procedures for Indemnification of Third Party Claims) of the Distribution Agreement (with such changes in points of detail as may be necessary to apply such provisions to this Agreement).

9. Limitation of Liability

(a) General. Provider will perform services for Receiver under this Agreement in substantially the same way and with substantially the same service levels as Provider performs comparable services for itself. If Provider uses a third-party to provide goods or services to itself, Provider will use commercially reasonable efforts to procure the goods or services for the benefit of Provider such that they are provided to Receiver in substantially the same way and with substantially the same service levels as they are provided to Provider. Except as otherwise stated in this Agreement, or otherwise agreed to in a TSA Exhibit, Provider makes no warranties, express or implied, in connection with any goods or services provided to Receiver under this Agreement.

(b) Direct Damages. In no event will a party’s aggregate liability for direct damages under this Agreement, including under subsection (a) above, exceed $10 million, except that this limitation on liability will not apply to any damages resulting from:

(i) Losses for which a party has an obligation of indemnity under this Agreement;

(ii) damages resulting from any act or omission of a party that constitutes gross negligence, willful misconduct or fraud; or

(iii) damages resulting from any breach of Section 4 or Section 8 of this Agreement by a party.

(c) Consequential Damages. Neither party will be liable to the other for consequential, indirect or punitive damages for any cause of action, whether in contract, tort or otherwise, except for:

(i) Losses for which a party has an obligation of indemnity under this Agreement;

(ii) damages resulting from any breach of Section 4 of this Agreement by a party; or

(iii) reasonable attorney’s fees incurred in order to enforce the other party’s obligations under Section 8 of this Agreement.

Consequential damages include, but are not limited to, lost profits, lost revenue, and lost business opportunities, whether the other party was or should have been aware of the possibility of these damages.

10. Assignment

This Agreement is binding on, and inures to the benefit of, the parties and their respective successors, legal representatives and permitted assigns in accordance with this Section 10. Except as otherwise provided in Section 1(b), no assignment of this Agreement or of any rights or obligations under this Agreement, in whole or in part, may be made by either party without the prior written consent of the other party, except that either party may assign its rights or delegate its duties to a controlled subsidiary of the party, or to a successor entity that results from a merger, acquisition or sale of all or substantially all of the party’s assets. Such a delegation does not relieve the delegating party of its obligations under this Agreement. Any attempted assignment without the required consent is void.

11. Compliance with Laws

Provider and Receiver must each comply with the provisions of all applicable federal, state, and local laws, ordinances, regulations and codes (including procurement of required permits or certificates) in fulfillment of their obligations under this Agreement.

12. Mutual Cooperation; SOX Access

(a) Mutual Cooperation. The parties agree that the purpose of this Agreement is to ensure an orderly transition upon the occurrence of the events contemplated by the Distribution Agreement, while maintaining the ongoing operations of the Receiver in a manner consistent with its operations prior to the implementation of the Distribution Agreement and as required to conform to the operations as described in the Form 10 filing with the Securities and Exchange Commission. The parties and their respective subsidiaries, affiliates, subcontractors and consultants providing or receiving services under this Agreement must cooperate with each other in connection with the performance of the Services under this Agreement, including producing on a timely basis all Confidential Information that is reasonably requested with respect to the performance of Services and the transition of Services at the end of the term of this Agreement, except that the cooperation must not unreasonably disrupt the normal operations of the parties and their respective subsidiaries and affiliates.

(b) SOX Access.

(i) If requested by Receiver, Provider will permit Receiver reasonable access, upon reasonable advance notice, to Provider’s books, records, accountants, accountants’ work papers, personnel and facilities for the purpose of Receiver’s testing and verification of the effectiveness of Provider’s controls with respect to the Services as is reasonably necessary to enable the management of Receiver to comply with its obligations under §404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission promulgated thereunder (collectively, “SOX §404”) and to enable Receiver’s independent public accounting firm to attest to and report on the assessment of the management of Receiver in accordance with SOX §404 and Auditing Standard No. 2, as adopted by the Public Company Accounting Oversight Board (“Auditing Standard No. 2”), or as required by Receiver’s external auditors. In lieu of providing such access, Provider may, in its sole discretion, instead furnish Receiver with a type II SAS 70 report. Provider is not required to furnish Receiver access to any information other than information that relates specifically to the Services.

(ii) Without limiting the generality of, and in order to give effect to, the foregoing provisions of Section 12(b)(i):

(A) the Parties will cooperate, prior to the Distribution Date and from time to time thereafter, to identify the significant processes of Receiver for purposes of Auditing Standard No. 2 and used by Provider in connection with the provision of the Services to Receiver under this Agreement;

(B) Provider will develop and maintain comprehensive procedures to adequately test, evaluate and document the design and effectiveness of its controls over its significant processes;

(C) in the event any deficiencies are found as a result of the testing, Provider and Receiver will cooperate in good faith to develop and implement commercially reasonable action plans and timetables to remedy such deficiencies and/or implement adequate compensating controls;

(D) in connection with providing the access contemplated by Section 12(b)(i), Provider will cooperate and assist Receiver’s auditors in performing any process walkthroughs and process testing that such auditor may reasonably request of the significant processes; and

(E) in the event that Sections 12(b)(ii)(A)-(D) do not reasonably enable Receiver to comply with its obligations under SOX §404 and enable Receiver’s registered public accounting firm to attest to and report on the assessment by the management of Receiver in accordance with SOX §404 and Auditing Standard No. 2, then upon reasonable notice, Receiver will be permitted to conduct, at its own expense, an independent audit of Provider’s controls with respect to the Services solely to the extent necessary to accomplish such purpose or purposes.

13. Permits

Unless otherwise specifically provided for in this Agreement, Provider must obtain and keep in full force and effect, at its expense, any permits, licenses, consents, approvals and authorizations (“Permits”) necessary for and incident to the performance and completion of the Services. Notwithstanding the foregoing, Receiver must obtain and keep in full force and effect, at its expense, any Permits related to its facilities and the conduct of its business.

14. Trademarks, Tradenames and Other Intellectual Property

Nothing in this Agreement or any TSA Exhibit gives authority to one party to use the name, trademarks, service marks, trade names or domain names of the other party for any purpose whatsoever. Nothing in this Agreement or any TSA Exhibit will be deemed to grant to either party any right or license under any intellectual property of the other party unless the right or license is expressly granted herein or therein.

15. Termination

(a) Termination for Breach. Either party may terminate or cancel any TSA Exhibit for a material breach or default of any of the terms, conditions or covenants of this Agreement or such TSA Exhibit by the other party, except that the termination or cancellation may be made only after the expiration of a 30 day period during which the breaching party has failed to cure the breach after having been given written notice thereof and the dispute resolution procedures in Section 5(b) have been exhausted (“Cure Period”). In that event, the non-breaching party may terminate by giving 10 days written notice of termination to the other party after the expiration of the Cure Period.

(b) Termination for Convenience. Receiver may terminate this Agreement or any TSA Exhibit during the term of this Agreement for convenience on at least 60 days prior written notice to Provider. If Receiver initiates a termination pursuant to this Section 15(b) before the end of the applicable term, Receiver must reimburse Provider for all Receiver-approved, third party costs that have been incurred by Provider after the execution of this Agreement as a direct result of Provider’s provision of Services under this Agreement, provided that Receiver will be entitled to any right, license or title related to any the equipment or software to the extent Provider has the ability to convey the right, license or title.

16. Notice

Unless otherwise set forth in a TSA Exhibit with respect to the TSA Exhibit, all notices or other communications under this Agreement must be in writing and the parties deem them to be duly given (i) when delivered in person, (ii) on transmission via confirmed facsimile transmission, except the transmission is followed by delivery of a physical copy thereof in person, via U.S. first class mail, or via a private express mail courier, or (iii) two days after deposit with a private express mail courier, in any case addressed as follows:

To Provider:

LTD Holding Company

5454 W. 110th Street

Overland Park, Kansas

Fax:___________________________

Attention:______________________

To Receiver:

Sprint Nextel Corporation

2001 Edmund Halley Drive

Reston, Virginia 20191

Fax:___________________________

Attention:______________________

Any party may, by notice to the other party, change the address or individuals to which the notices are to be given.

17. Amendment; Waiver

This Agreement may be amended or supplemented at any time only by written instrument duly executed by each party hereto. Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof but only by a written instrument signed by the party waiving the terms or conditions. The waiver of any provision is effective only in the specific instance and for the particular purpose for which it was given. No failure to exercise and no delay in exercising, any right or power under this Agreement will operate as a waiver thereof.

18. Severability

Where any provision of this Agreement is declared invalid, illegal, void or unenforceable, or any changes or modifications are required by regulatory or judicial action, and any such invalid, illegal, void or unenforceable provision, or such change or modification, substantially affects any material obligation of a party hereto, the remaining provisions of this Agreement will remain in effect and the parties must mutually agree on a course of action with respect to the invalid provision or the change or modification to the end that the purposes and intent of this Agreement are carried out.

19. Survival of Obligations

The provisions in the Agreement relating to Confidentiality, Indemnification, Dispute Resolution, Termination, Compensation and Billing, Limitation of Liability and Trademarks, Tradenames and Other Intellectual Property survive any termination, cancellation or expiration of this Agreement.

20. Applicable Law

This Agreement is governed, construed and enforced in accordance with the internal laws of the State of Kansas, without regard to its conflict of law principles.

21. No Unreasonable Delay or Withholding

Where agreement, approval, acceptance, consent or similar action by Receiver or Provider is required, the action must not be unreasonably delayed or unreasonably withheld.

22. Limited Intended Third Party Beneficiary Rights

With the exception of the parties to this Agreement, there exists no right of any person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.

23. Entire Agreement

This Agreement represents the entire understanding between the parties with the respect to the provision and receipt of the Services, and the provisions hereof and thereof cancel and supersede all prior agreements or understandings, whether written or oral, with respect to the Services. This Agreement is deemed to include all of the TSA Exhibits attached hereto, each of which is incorporated herein as if an original part of this writing. This Agreement is to be construed to be consistent with the Transition Services Agreement of even date herewith between Provider, as “Receiver” thereunder, and Receiver, as “Provider” thereunder, and as part of the overall transaction described in the Distribution Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement through their authorized representatives.

RECEIVER

By:	/s/ John P. Meyer
Name:	John P. Meyer
Title:	Senior Vice President
Date:	January 20, 2006

PROVIDER

By:	/s/ Michael B. Fuller
Name:	Michael B. Fuller
Title:	Chief Operating Officer
Date:	January 19, 2006

TSA EXHIBITS SUMMARY

The Parties expect to execute on or before the Distribution Date a Transition Services TSA Exhibit for each of the transition services named below.

Ref No.	Name of Transition Service	Description of Transition Services Exhibit	Receiver of the Transition Service
01QQ	CASS -Customer Access Support System	Embarq will provide Sprint Nextel billing services for Cable, National Local Services (NLS), Integrated Local Services (ILS), Project ED and Dial IP products utilizing the Customer Access Support System (CASS) billing application. Key services provided are Set-up, Revenue Assurance, Verification, Break-Fix and Resolution.	Sprint Nextel

02QQ	CRB - Customer Records and Billing	Embarq will provide Sprint Nextel table setup and change management support services for Cable, National Local Services (NLS), Integrated Local Services (ILS), Project ED and Dial IP utilizing Customer Records Billing (CRB) billing application.	Sprint Nextel

06QQ	ERATE	Embarq will provide Sprint Nextel support services related to ERate Settlement activity. The ERate Settlement is a process where Sprint Nextel is involved directly or indirectly in the collection of ERate subsidy funds from the FCC’s Universal Service Fund.	Sprint Nextel

03QQ	Local Message Processing	Embarq will provide Sprint Nextel traffic management and change management services associated with Cable, National Local Services (NLS), Integrated Local Services (ILS), Project ED and Dial IP products utilizing the Local Message Processing application.	Sprint Nextel

Ref No.	Name of Transition Service	Description of Transition Services Exhibit	Receiver of the Transition Service
05QQ	MBS -Misc. Billing System Invoicing	Embarq will provide Sprint Nextel billing services for products that can not be billed via CASS, CRB, NIBS, or IPS billing applications through the Miscellaneous Billing Services (MBS) application. The data used to generate a MBS invoice is imported into MBS either by manual entry or electronic feed.	Sprint Nextel

04QQ	NIBS - National Integrated Business System Invoicing	Embarq will provide Sprint Nextel billing services for work related to Managed Network Services (MNS), CLEC (Project ED) and agreed upon National Accounts utilizing the National Integrated Business System (NIBS) application.	Sprint Nextel

08QQ	Billing and Collections interim settlement solution	Amendment to CSA for Billing & Collection SLDI using existing infrastructure which has co-mingled records.	Sprint Nextel

07QQ	Billing and Collections for wireless customers and support	Embarq will provide Sprint Nextel Billing & Collection services for customers who are signed up for National One Bill and HOTG.	Sprint Nextel

01A	CRC	Sprint Nextel will provide Embarq access to Corporate Research Center functionality and content with the exception of primary research purchased in 2006 specific to Sprint Nextel.	Embarq

02A	Lone Buffalo News Clipping Service	Sprint Nextel will provide Embarq access to Lone Buffalo Services.	Embarq

07C	Dedicated IP (PDN usage)	SN will provide support of Dedicated IP customers until migration to Embarq systems.	Embarq

Ref No.	Name of Transition Service	Description of Transition Services Exhibit	Receiver of the Transition Service
01C	ECS Premise -Atlanta Engineering and Proposal	Sprint Nextel Business Contract Management will continue to provide access to the ECS contract storage database which is assessable via an Intranet address, with an under-lying feed from Lotus Notes, to Embarq agents and others as appropriate (i.e. Order Entry, Customer Care agents and Database Marketing) for the purpose of extracting existing Embarq customers’ Local, Wireline & Wireless executed contracts to an Embarq contract storage database and for continued contract renewal reporting support.	Embarq

06C	LD - Fulfillment	Sprint Nextel will provide customer fulfillment when order entry is done directly into LD systems	Embarq

02C	IDT (Integrated Desktop)	Sprint Nextel will provide Embarq with the order entry tool which provides the capability for Embarq business channels to sell and maintain Sprint Nextel Long Distance services.	Embarq

05C	IVR	In order to minimize impacts to all customers, Embarq and Sprint Nextel will systematically send calls to the other company’s IVR as appropriate. In addition to the improved customer experience, systematic routing between the two companies will reduce agent expenses.	Embarq

01CC	IVR	In order to minimize impacts to all customers Embarq and Sprint Nextel will systematically send calls to the other company’s IVR as appropriate. In addition to the improved customer experience, systematic routing between the two companies will reduce agent expenses.	Sprint Nextel

Ref No.	Name of Transition Service	Description of Transition Services Exhibit	Receiver of the Transition Service
11E	LD -SOLR	Sprint Nextel allows Embarq continued access to this LD System: Sprint Nextel On-line Reference System (SOLR). SCS on-line handbook, used by SLCS reps. While SLCS has its own SLCS handbook, not all of the historical plan information is currently in that handbook. Until that transfer of data occurs, this TSA Exhibit has been established.	Embarq

08C	Sprint Nextel Rewards Program	Sprint Nextel to continue providing rewards program to Embarq Business customers until Embarq program can be established.	Embarq

04C	Work Force Management System – Mechanized ETR (Part of TotalView)	MechETR was jointly funded by Sprint Nextel Consumer Solutions (SCS) and Sprint Nextel Business Solutions (SBS) to be developed by a vendor. With the separation of Sprint Nextel and Embarq, Embarq needs to obtain access to a separate share on the existing CON MechETR server to support both legacy Sprint Nextel Business and Embarq centers. Business and Embarq data is a single feed from the existing BUS/Embarq IEX server.	Embarq

37K	E-Tracker	Embarq will continue to provide support and access of E-tracking to help ensure that Sprint Nextel can continue to track budget, charges, and profitability on an individual job basis for the Local CPE products customer group that is transitioning to Sprint Nextel.	Sprint Nextel

35K	Lotus Notes	The services to be provided under this TSA Exhibit are Lotus Notes based systems that support the presales processes for Customer Premise Equipment (CPE).	Sprint Nextel

Ref No.	Name of Transition Service	Description of Transition Services Exhibit	Receiver of the Transition Service
34K	Material Management	The Embarq Procurement Operations team upon receipt of a clean requisition from NIBS (for Sprint Nextel Business CPE Customers as defined in this Agreement) is responsible for implementing the rule sets and processes for cradle-to-grave accountability of procurement activities that will result in the creation and dispatch of a Purchase Order to Vendor.	Sprint Nextel

36K	NIBS	Provision of CPE customer support activities using NIBS (National Integrated Business System). Functions NIBS supports include Contract Management, Customer Management; including establishment of customer elements, Order Entry functions, Material integration with Supply Chain Management, Technician Dispatching and Work Force Management.	Sprint Nextel

31K	Order Management / Customer Care (includes BSAC, BCAC, BROC)	Includes resources, processes, systems and tools in the areas of CPE Order Management, Contract Management, Billing Support, Customer Care, and Repair Support.	Sprint Nextel

38K	Web	The services to be provided under this TSA Exhibit are Web and Web supported applications that assist presales processes for Customer Premise Equipment (CPE). Sprint Nextel will provide input into these systems in the form of sales opportunities, solution designs and customer requests. Embarq systems will process the input, update Sprint Nextel databases, process sales orders in other Embarq systems for provisioning and billing and provide management reports.	Sprint Nextel

01E	APC	Automated Payment Center is a kiosk with touch-screen technology that are located in all Sprint Nextel (& Embarq) stores. This TSA Exhibit provides Embarq continued use of the kiosks to collect customer bills.	Embarq

33E	PCS Payments Post-spin	Sprint Nextel provides Embarq with the ability to accept PCS payments between the dates of legal separation and MVNO launch.	Embarq

Ref No.	Name of Transition Service	Description of Transition Services Exhibit	Receiver of the Transition Service

02H	Internal communications - visual communications center	Sprint Nextel will provide visual communications center support including Preproduction, Production and Postproduction. These services funnel into the product lines of video, graphic animation, photography, multimedia, web cast production, and staging support for meetings.	Embarq

01H	Intranet	Sprint Nextel will provide Embarq with access to the intranet, the Sun One portal infrastructure, the Interwoven content management system, the Livelink document management system, search, identity management (security) for authentication and authorization, Web Trends web reporting and collaboration.	Embarq

03E	Links from Sprint NextelNextel.com to NewLocalCo.com	Because much of the traffic to the current Embarq web pages originates on the Sprint Nextel.com site, this TSA Exhibit ensures that there will be several links on SprintNextel.com that say “Click here for Embarq’s website”. This TSA Exhibit also allows Embarq to continue to use certain URLs that Embarq has used historically, such as sprint.com/local.	Embarq

02E	One Sprint Nextel email database	This is a database that maintains customer marketing information and links customer email to account and hygienes for spam-related issues. Embarq customer information will be in the database for some time post-spin, so this TSA Exhibit allows joint access to the database as a tool.	Embarq

07G	Accounts Payable & T&E Processing Support Services	Sprint Nextel will continue to provide to Embarq the BPO support for Accounts Payable processing under ACS contract.	Embarq

01G	Commissions	Sprint Nextel will provide Embarq Commission payment support services to calculate, pay, and manage sales compensation transactions for business and third party agreements. Includes Intrepid, ALP, IRIS, TMP, and other associated systems.	Embarq

Ref No.	Name of Transition Service	Description of Transition Services Exhibit	Receiver of the Transition Service
02G	Financial Systems	Sprint Nextel will provide Embarq access to financial systems required to maintain regular accounting and financial reporting requirements. Includes Peoplesoft, PACS, Hyperion and other associated systems.	Embarq

06G	Long Distance Comp Data	Sprint Nextel will provide Embarq with data feeds and general support services associated with reporting LD revenue and customer data to the Embarq warehouse.	Embarq

04G	Real Estate Systems	Sprint Nextel will provide Embarq access and general support services for real estate functions including SEGIS, My Workplace request and associated systems.	Embarq

05G	Reserve	Sprint Nextel will provide Embarq access and general support services for RESERVE, the conference room reservation application.	Embarq

03G	SCM Systems	Sprint Nextel will provide Embarq access and general support services to applications required to perform procurement to pay functions as well as handling employee expenses. This includes Peoplesoft, Concur, and associated systems.	Embarq

08G	Tax Services for PDN Customers	Tax information for all Embarq LD Inc. customers calculated by the PDN core Sprint Nextel billing platform will be provided to the Embarq Tax Department for filing tax returns and supporting tax audit requests.	Embarq

03T	Real Estate - Campus	Real Estate for Embarq employees located at Sprint Nextel Campus	Embarq

02T	Real Estate - Construction Projects	Sprint Nextel will provide Embarq project management services for Real Estates projects started in 1Q 2006 through completion.	Embarq

04T	Real Estate - KC Restack	Real Estate for Embarq employees located at Sprint Nextel Campus	Embarq

Ref No.	Name of Transition Service	Description of Transition Services Exhibit	Receiver of the Transition Service
01T	Real Estate -Outside KC #1	Sprint Nextel will provide Embarq employees real estate in Sprint Nextel facilities located outside of Kansas City.	Embarq

01TT	Real Estate -Outside KC #2	Embarq will provide Sprint Nextel employees real estate in Embarq facilities outside of Kansas City.	Sprint Nextel

03H	Staffing Systems	Sprint Nextel will provide Embarq with access to and systems support for Opera, Skills Assessment Service, Career Connections, SelecTrak, Executive Databases; support for reporting on scheduled and ad hoc basis.	Embarq

04BB	Business Admin Support	Embarq will provide Sprint Nextel with support for research and analysis of the new version of the LMS to determine which customizations must be rewritten; writing functional requirements for the upgrade project; writing test scripts and performing user acceptance testing of the new version; any functional or technical consultation related to LMS; help with job aids, processes and process documentation to support use of all system capabilities and functionality within the application	Sprint Nextel

04H	Learning Systems	Sprint Nextel will provide Embarq with learning systems support and access to systems, including My UE LMS, LEMS, Executive Scorecard Systems, o UE Live/UE Classroom/MeetingPlace, UE Guide / Assistware, Oasis, Flash communications, tools and templates; reporting support; University feedback support; Multimedia development services support; Video Production Facilities support; Web Site support; Learning Management System (LMS) catalog maintenance; Training delivery services support; Access to Sprint Nextel University developed training content; Executive Coaching services support	Embarq

20H	Community Relations	Sprint Nextel Corporate Relations will provide systems, tracking, reporting and communications support for any Embarq employee utilizing the Sprint Nextel Employee Matching Gifts Program	Embarq

Ref No.	Name of Transition Service	Description of Transition Services Exhibit	Receiver of the Transition Service
09H	Benefits Administration	Sprint Nextel will provide Embarq with Benefits Administration Support, including Pricing, Claims, Invoice/Premium Process (Billing Functions), General Administration, Surveys, Audits and Consultative Services for 2007 Open Enrollment.	Embarq

05H	ESN	Sprint Nextel will provide Embarq with ESN services, including ESN Call Center services, Transaction Services, Disability Management Group services, Project Management and Resolution Team services; support from Records, Payroll and Data Administration, Benefits Processing	Embarq

01BB	HR Systems	Embarq will provide Sprint Nextel HR with access to all HR systems that Embarq will own at legal separation to enable Sprint Nextel to provide various services to Embarq.	Sprint Nextel

06H	OSS	Sprint Nextel will provide support to Embarq for Mainframe applications - Human Resources Management System (HRMS) including Human Resources Information System (HRIS) and Human Resources Reporting System (HRRS); HRSS and underlying systems and functionality; SAS based applications and interfaces (see attached list for interfaces); LiveLink (including coding until ITS takes over responsibilities); and CARE (including coding until ITS takes over responsibilities).	Embarq

07H	Payroll and Payroll Tax Processing	Sprint Nextel will provide support Embarq for Payroll and Payroll Tax Processing, providing timely and accurate payments of wages and withholdings of deductions for all Embarq employees; ensuring that all applicable payroll taxes and garnishments are accurately calculated and withheld in accordance with Federal and State law; and responsible for the timely remittance and reporting of taxes and garnishments to the tax and legal authorities.	Embarq

Ref No.	Name of Transition Service	Description of Transition Services Exhibit	Receiver of the Transition Service

22H	Phone Plan	Sprint Nextel will provide Embarq employees the Employee IL Wireless Phone Plan Benefit and the additional lines associated with employee accounts; and the National CL Wireless Accounts services including AIRCARDS and GoodLink supported features.	Embarq

08H	Relocation	Sprint Nextel will provide support to Embarq for both domestic relocations and temporary business assignments.	Embarq

02BB	Retirement	Embarq will provide Sprint Nextel with retirement and retirement systems support for active and retired legacy Sprint Nextel employees.	Sprint Nextel

15H	Lab services	Sprint Nextel will provide Embarq with campus building space for the campus laboratory.	Embarq

03BB	Lab services	Embarq will provide Sprint Nextel with 5440 building space for the 5440 laboratory.	Sprint Nextel

11H	Security	Sprint Nextel will provide Embarq with Computer Forensics support including the discovery, collection, analysis, preservation, and presentation of electronic evidence used for internal and external legal proceedings.	Embarq

12H	Security	Sprint Nextel will provide Embarq with security engineering and design, security policy design and network security architectural reviews for firewalls, intrusion detection devices and other network related security devices, until the enterprise network is split.	Embarq

13H	Security	Sprint Nextel will provide Embarq with Computer Incident Response support, including incident handling for malicious code, denial of service events, hacking, firewalls, Intrusion detection systems and other network related security devices.	Embarq

18H	Security	Sprint Nextel will provide Embarq with security scanning support	Embarq

Ref No.	Name of Transition Service	Description of Transition Services Exhibit	Receiver of the Transition Service

19H	Security	Sprint Nextel will provide Embarq with electronic surveillance support	Embarq

21H	Security	Sprint Nextel will provide Embarq with security operations support	Embarq

02HH	Application Software	All applications and systems owned by Embarq that are needed by SN are covered in this one TSA Exhibit. This TSA Exhibit addresses: preventative maintenance, troubleshooting outages, application development/enhancements.	Sprint Nextel

02I	Application Software	All applications and systems owned by SN that are needed by Embarq are covered in this one TSA Exhibit. This TSA Exhibit addresses: preventative maintenance, troubleshooting outages, application development/enhancements.	Embarq

01HH	Enterprise Operations	This TSA Exhibit addresses services that Embarq provides to SN in the IT Operations arena. Primary service documented is SN using space on Embarq servers, mainframes, etc.	Sprint Nextel

01I	Enterprise Operations	This TSA Exhibit addresses services associated with both Client Services and Operations: data center support (primarily Embarq using space on SN servers, mainframes, etc), help desk support, field support, IT security, etc..	Embarq

28E	LD - Free Portability & Provisioning Support	Portability of toll free number for Embarq in accordance with FCC regulations.	Embarq

04E	AMOS	Sprint Nextel allows Embarq continued access to this LD System: Automated Order System. The system is used to process batch orders (LD TSA Exhibits entered into Spice or OTIS).	Embarq

Ref No.	Name of Transition Service	Description of Transition Services Exhibit	Receiver of the Transition Service
05E	LD - COMPAS and COMPAS Reporting	Sprint Nextel allows Embarq continued access to these two related LD Systems: COMPAS & COMPAS Reporting. All orders that come through COMPAS (CS), then go to Batch Installs (BA) and are successfully installed are loaded to the C4 (history database). These stay in the C4 for 61 to 90 days. Once a month, a whole month is archived off. This system also checks for previous outstanding balances and provides account updates.	Embarq

09E	LD - Fulfillment	SCS does customer fulfillment on behalf of SLCS customers when order entry is done directly into LD systems. This TSA Exhibit documents the processes and timelines for SCS to follow.	Embarq

06E	LD - IDT	LD System. CIS interface used in SLCS inbound channels, primarily used for account maintenance, also used for account installation. Provides additional edits that are not available in CIS	Embarq

08E	LD - OTIS	Sprint Nextel allows Embarq continued access to these two related LD Systems: Order Transfer Input System (OTIS). A web-based order entry system for the sales and service of various consumer LD products/services.	Embarq

07E	LD -Web Toll Free (IDT Toll Free + PIN)	Sprint Nextel allows Embarq continued access to this LD System: Web Toll Free (IDT Toll Free). This system provides order entry support and maintenance of MMO DINA Toll Free Plus PIN product for Consumer and Small Biz markets.	Embarq

16E	LD - CIS Sweeps	Sprint Nextel will manage the program job to run the Marketing Requests (MR) in CIS until the Embarq program is established.	Embarq

Ref No.	Name of Transition Service	Description of Transition Services Exhibit	Receiver of the Transition Service

29E	LD - Online Presentation	Requirements for MySam, Sprint Nextel On-Line Bill Payment and Web Escalation Station	Embarq

10E	LD -PAR Pinnacle Suite	Sprint Nextel allows Embarq continued access to this suite of LD Systems: including PAR, Pinnacle, Pinnacle Reporting, Pinnacle Revenue. PAR/Pinnacle systems aggregate Long Distance Account Information for all Embarq customers identified as SLDI customers.	Embarq

32E	L D - PIC Dispute	End user has advised their LEC (Local Exchange Company) of an unauthorized carrier choice to SLDI. After advisement from the end-user, the LEC is responsible for generating a PIC dispute notification to Sprint Nextel.	Embarq

12E	LD - Plan Code Development & Maintenance	Sprint Nextel processes SLCS plan type requests. In this TSA Exhibit, Sprint Nextel commits to activate and deactivate Sprint Nextel Long Distance Inc plan types within Sprint Nextel order entry and billing systems.	Embarq

17E	LD - Plan Type Activation	Activation of plan types within order entry system and billing systems	Embarq

13E	LD - Service Request Breakage	Sprint Nextel’s Order Management Solution Center (OMSC) will continue to flag and address SLCS LD orders that fall out of the automated provisioning process.	Embarq

30E	LD -Sierra	Billing Services tables management system provides means to create and maintain the billing data for new and existing plans. The billing data will be uploaded to mainframe for loading into the actual billing tables systematically.	Embarq

14E	LD -Slamming Research	Sprint Nextel’s Order Management Solution Center (OMSC) will continue to conduct research when an SLCS LD customer’s PIC code is changed without his/her approval.	Embarq

Ref No.	Name of Transition Service	Description of Transition Services Exhibit	Receiver of the Transition Service

15E	LD - Third Party Verification Service via the Live Agent system	Sprint Nextel’s Order Management Solution Center (OMSC) will continue to ensure that SLCS LD orders that are entered into IDT are verified using the standardized SCS process.	Embarq

18E	LD - Trouble Reporting System	This system will allow Embarq to submit and research trouble tickets for customers with reported service concerns.	Embarq

01K	“Work Force Management Activity” AHL -Appointment Control Manager (ACM)	Provides the ability to establish appointments and commitments based upon work force availability and work load. Includes the following: Scheduling, Web Applications and Pricing.	Sprint Nextel

02K	“Work Force Management Activity” HHL - Hand Held Broker (HHB)	The services to be provided under this TSA Exhibit shall be generally described as Continued access and support of all existing Handheld Broker functionality.	Sprint Nextel

03K	“Work Force Management Activity” HTL - Hand Held Terminal (HHT)	Provides a mobile and desktop work platform for WFM technicians and contractors.	Sprint Nextel

04K	“Work Force Management Activity” WFL -Work Force Management (WFM)	The services to be provided under this TSA Exhibit shall be generally described as continued access and support of all existing WFM applications and components.	Sprint Nextel

02KK	ACCESS MANAGEMENT	Use of Access Management applications, a continuation of on the job shadow training, and consultative services support for performing access circuit ordering/provisioning, LEC Management, and regulatory/marketing/sales/product development Subject Matter Expert support.	Embarq

Ref No.	Name of Transition Service	Description of Transition Services Exhibit	Receiver of the Transition Service
01KK	ACCESS MANAGEMENT - web ordering sys - [web ordering sys (Rapken S/sht also shows a second app, Web Based Ordering System, w/ a disposition of Niche N/A)]	Continuation of the current WBOS server(s), interfaces, and reports. Support also includes table updates and other manual support activities to insure the smooth flow of information into and out of WBOS.	Embarq

12KK	Access Rights - Embarq to SN	Systems access in order to provide support for selected systems.	Embarq

11K	Access Rights - SN to Embarq	This TSA Exhibit is for Embarq to grant systems access to Sprint Nextel for seventeen applications including Citrix Metaframe, Eric, Foundry load balancer - internal, Fusion Desktop, Netcool, Netcool log parsing, Netcool Reporter, Net Groovy, among others.	Sprint Nextel

17KK	CALEA	SN will provide 24x7 system administration for CALEA and also includes web administration and CDS application.	Embarq

04KK	CEAS Replacement Feed for CODARS and SPLUE	Provision of CEAS exchange architecture data required for the CODARS, FODS and SPLU applications.	Embarq

16KK	Data Support Systems	Continued support provided by Sprint Nextel to Embarq for the systems	Embarq

08KK	Event Notification:	Continued support for selected systems which are located in the Winter Park, FL data center. This includes Sprint Nextel-Nextel providing the user account maintenance, hardware support, operating system, and actual application support (server and client side), and all workflow scripts as provided today. Additionally, new administrators of the Embarq receiving organization will be adequately trained on all systems in this TSA Exhibit.	Embarq

Ref No.	Name of Transition Service	Description of Transition Services Exhibit	Receiver of the Transition Service
07KK	Fault Management	Continued support for selected systems located in the Winter Park, FL data center. This includes Sprint Nextel-Nextel providing the user account maintenance, hardware support, operating system, and actual application support (server and client side) as provided today. Additionally, new administrators of the Embarq receiving organization will be adequately trained on all systems in this TSA Exhibit.	Embarq

09K	Network Inventory Mgr	Access to and use of the NIM application to track network spares, test equipment, and test handsets, transmit repair contracts to CTDI on defective parts, and track spares.	Sprint Nextel

06K	NGVN - IP Networking Server Support	Server Connectivity in Florida Sites	Sprint Nextel

06KK	Operations Desktop	Continued support for operations desktop management systems located at various sites.	Embarq

15KK	Other Remaining Data	Continued support provided by Sprint Nextel to Embarq for the systems not covered by the following TSA Exhibits: • AUP System Management • Event Notification • Fault Management • Operations Desktop • Web Services.	Embarq

10KK	Point Code Hubbing	SS7 Hubbing services for SS7 point code. SS7 Hubbing service is defined as the provision of SS7 signaling transport (ISDN User Part (ISUP) and Transaction Capability User Part (TCAP) from the Embarq to a connecting company.	Embarq

10K	Q Logger	Middleware provided by Embarq Networks	Sprint Nextel

Ref No.	Name of Transition Service	Description of Transition Services Exhibit	Receiver of the Transition Service
03KK	Q9P - NEIS	Continued access to and support of all existing NEIS applications, web site and components.	Embarq

05K	SS7 Infrastructure - LNP Dips (PCS/GMG/NGVN)	Responses to LNP Queries launched by Sprint Nextel to Embarq SS7 Tekelec Signal Transfer Point (“STP”)/Service Control Point (“SCP”) located at Johnson City and Bristol, TN to Pre-merger Sprint Nextel Wireless Switches (IS-41) by Sprint Nextel, Next Generation Voice Network “(NGVN”) switches (AIN 0.2) and GMG SCP (AIN 0.1) queries.	Sprint Nextel

07K	SS7 Infrastructure - TRS	Provision of a “front end” function for Sprint Nextel-Nextel Telephone Relay Service (TRS) using Embarq STP LAN features by routing calls through Embarq switch platforms (Greenville, OH and Carlisle, PA) for access SS7 signaling messages. This consists of using existing SS7 connections and dedicated TRS voice bearer trunks from the Sprint Nextel network, a data circuit from the Embarq STP to an Adjunct call controller (Dayton, OH), or to Virtual STPs used by the remaining Sprint Nextel TRS call centers, and FG-D/MF trunk groups from the DMS100 to the Rockwell Automatic Call Distributors (ACD).	Sprint Nextel

08K	SS7 Surveillance - NMA	Access to NMA EG for the monitoring of Sprint Nextel/Nextel Signaling System 7 (SS7) network elements.	Sprint Nextel

05KK	Web Services	Continued support for the systems which are located in the Winter Park, FL data center. This includes the user account maintenance, hardware support, operating system and actual application support (server and client side).	Embarq

13K	AUL - Auto Routing (ARC)	Sprint Nextel will require Embarq to continue to maintain ARC system functionality and supporting processes in support of various orders.	Sprint Nextel

Ref No.	Name of Transition Service	Description of Transition Services Exhibit	Receiver of the Transition Service
12K	C2P Gardner Switch	Network Architecture Support for KC Market – Embarq Centric Market: Sprint Nextel currently leverages call control from the Local Company soft-switch in Gardner, KS	Sprint Nextel

27K	CC Engineering & Implementation Application	System access to receive remote port calls in support of Cable.	Sprint Nextel

14K	CLL - Customer Loop Assignment System (CLAS)	This is a system which provides wire center loads and facilities wire center loads. For ILS, this involves loading of the facilities. Given there are very little sales and the markets will be exited, little work will be involved with ILS with the exception of moves, adds and change orders.	Sprint Nextel

21K	CXL - CIRAS (Circuit Administration System)	The CIRAS system is a Embarq local provisioning and equipment inventory system that is one of numerous Embarq systems that provides support of Sprint Nextel’s Competitive Local Exchange Carrier (CLEC) services including Sprint Nextel Complete Access (SCA) service in various markets.	Sprint Nextel

22K	DGL -Central Office Dial Admin & Reporting System (CODARS)	Performing the system functionality within the CODARS/TNA Remote application.	Sprint Nextel

28K	ICON	Sprint Nextel will require access to the ILS Cable Order Notification (ICON) application in support of the Cable order and Service Delivery processes. ICON will provide order processing and order tracking.	Sprint Nextel

19K	MEL - MDNP Viewer	Sprint Nextel will require Read-only access of MDNP and MDNP Viewer for validation of address information such as Exchange, Wire Center, Rate Center and Company Code.	Sprint Nextel

Ref No.	Name of Transition Service	Description of Transition Services Exhibit	Receiver of the Transition Service

15K	NZL -National Order Administration System (NOAS)	NOAS is a front-end GUI to CLAS (customer loop assignment system). All orders that fail assignment in CLAS drop out to NOAS and are presented to a Embarq agent (currently in the NCPC organization).	Sprint Nextel

16K	SIL - Street Index Guide (SIG)	Access to the Street Index guider for MSAG validation of service address and VoIP E911.	Sprint Nextel

26K	SOE	SOE table maintenance for Sprint Nextel service offerings to Cable companies and Sprint Nextel’s Integrated Local Service (ILS) offering.	Sprint Nextel

24K	Spice	Spice table maintenance for Cable and ILS. The function of Spice table and SOE edit table maintenance (SOE/CRB back feeds Spice) is to allow orders to process via Spice or SOE by updating the tables with ILS or Cable data.	Sprint Nextel

25K	SUDS	Table maintenance and order fallout function for out-of-territory Cable and ILS Directory Listings.	Sprint Nextel

17K	SUL - Service Order Download System (SODS) Includes PAT	SODS (Service Order Download System) is an Embarq system that extracts service order information from Service Order Entry (SOE), converts the SOE data into digital switch commands that causes a digital switch to make the requested service changes automatically.	Sprint Nextel

20K	SWL - SPRINT SUBC. WEB “SSWEB”	Sprint Nextel will require access to SS Web to perform the following functions to support Cable and ILS: 1) Make changes to InterLATA PIC fields. 2) Make changes to IntraLATA PIC fields.	Sprint Nextel

23K	Z3L - Centralized Data Collection -CDC (Agilent)	Cable & ILS Trunk Traffic / AMA Data Collection, Data Management and Reporting.	Sprint Nextel

18K	ZCL - GIS Maintenance	Support of process for Sprint Nextel’s Integrated Local Service (ILS) and Sprint Nextel services for Cable local service including updating and maintaining GIS tables and providing notification of changes.	Sprint Nextel

Ref No.	Name of Transition Service	Description of Transition Services Exhibit	Receiver of the Transition Service
13KK	ATAC Resources	Level IV technical support for customers and field technicians, Surveillance/monitoring of voice and data customer equipment and networks, Remote trouble shooting of customer trouble tickets prior to field dispatch, Technical support of field technicians and/or Embarq hired contractors, Escalation to manufacturers for technical support, if applicable.	Embarq

32K	ATAC Resources	CDS will continue to provide the following services for Sprint Nextel MVS: • Tier IIs – IV technical support for customers and field technicians, Surveillance/monitoring of voice and data customer equipment and networks, Remote trouble shooting of customer trouble tickets prior to field dispatch, Technical support of field technicians and/or Sprint Nextel MVS hired contractors, Escalation to manufacturer for technical support, if applicable	Sprint Nextel

14KK	ATAC Systems	Access to Sprint Nextel systems and provide support of the following systems in support of Embarq customers: PowerHelp, Primus, Customer Data Application (CDA), IRIS/IRIS Watch, AIM, NLRA, IntelliTest, VPage/DSL Automated Testing Tool, NetHealth, PRIISMS, NetCool, NetIQ, Symposium, Verint, ATAC Website, Supporting Lab systems.	Embarq

33K	ATAC Systems	Sprint Nextel Managed Voice Services (Sprint Nextel MVS) will allow access to Sprint Nextel systems and provide support of the following systems in support of Embarq customers until the criteria for exiting this TSA Exhibit is met: PowerHelp, Primus, Customer Data Application (CDA), IRIS/IRIS Watch, AIM, NLRA, IntelliTest, VPage/DSL Automated Testing Tool, NetHealth, PRIISMS, NetCool, NetIQ, Symposium, Verint, ATAC Website, Supporting Lab systems.	Sprint Nextel

29K	Field Support - Internal	Services and system access for Local CPE products for the customers transitioning from Embarq to Sprint Nextel.	Sprint Nextel

Ref No.	Name of Transition Service	Description of Transition Services Exhibit	Receiver of the Transition Service

01RR	PCS Account in CASS	Embarq will provide Sprint Nextel with collection and payment posting and reporting services for PCS Access accounts in the Customer Access Support System (CASS) billing application.	Sprint Nextel

06RR	POET & Embarq/GMG Web Tool (front end email generator for POET)	Embarq will provide Sprint Nextel with support on application and user access to database to manage suspense payments.	Sprint Nextel

01Q	Sprint Nextel Mailing Services	Sprint Nextel will provide Embarq with a broad spectrum of printing services such as customer invoices, customer letters, bill inserts, and a variety of other non-billing related services.	Embarq

03Q	SLCS OS System - Message Processing System	Sprint Nextel will provide Embarq with traffic and suspense management services, table setup and change management activities for the Message Processing System (MEP) application.	Embarq

04Q	SLCS OS System - OPUS (Online Promotion Updates System)	Sprint Nextel will provide Embarq promotion creation and maintenance services to support voice Long Distance products.	Embarq

05Q	SLCS OS System - Package Ready Billing (PRB)	Sprint Nextel will provide Embarq with billing services associated with offering voice Long Distance product utilizing the Package Ready Billing (PRB) system which is responsible for processing all long distance invoice and adjustment records that are sent to the various Local Exchange Carriers (LECs) for them to bill on the same statement as the customer’s local charges.	Embarq

03R	Payment Processing System	Sprint Nextel will provide Embarq with payment processing services which encompass managing the interface with 5th 3rd Bank, supporting the credit card validation and processing of credit card transactions.	Embarq

Ref No.	Name of Transition Service	Description of Transition Services Exhibit	Receiver of the Transition Service
04R	Sprint Nextel 1 Payment Research Database	Sprint Nextel will provide Embarq services to process requests to establish and assist existing users of Sprint Nextel One Research Database. The database is used to research misapplied payments.	Embarq

06R	POET & Embarq/GMG Web Tool (front end email generator for POET)	SN will provide Embarq with support on application and user access to database to manage suspense payments.	Embarq

02R	SLDI Receivable Support (formerly known as Fraud Management)	Sprint Nextel will provide Embarq a variety of Receivable services (payment, collection, and fraud management) associated with long distance customer accounts.	Embarq

02Q	SLCS OS System - IPS	Sprint Nextel will provide Embarq billing services described as table setup, suspense management, invoice verification and change management activities for Long Distance products for Embarq customers.	Embarq

06Q	LD Billing - Billing Resolution	Sprint Nextel will provide Embarq billing resolution services voice Long Distance products that Embarq customer representatives are unable to resolve.	Embarq

02AA	Inventory Accountability	TSA Exhibit that describes how SN & Embarq will deal with left over inventory at the end of the two-year transition period.	Sprint Nextel

01AA	Space Leasing to PCS/GMG	Continued warehouse space and logistics that SNS provides for SN products. This TSA Exhibit covers traditional SNS pick/pack/ship capabilities, in addition to the space that is required to house the products.	Sprint Nextel

01S	LD Inc - Tax Calculations	Sprint Nextel will provide Embarq resources to assist in preparing tax calculations for LD billing services & other products.	Embarq

24E	CTMS	Customer trouble management system.	Embarq

23E	MKIS	Customer database with account information, matches Embarq customers with PCS customers.	Embarq

Ref No.	Name of Transition Service	Description of Transition Services Exhibit	Receiver of the Transition Service
26E	National bundle discounts	Maintain customer wireless and wireline bundles for HOTG & DSL. This TSA Exhibit requires monthly audits to confirm that customers who receive a PCS discount due to wireline purchases are still signed up for both products.	Embarq

19E	P2K	Sprint Nextel offers Embarq continued access to this account maintenance system for Embarq PCS customers. Customers who can’t be maintained in the Premier system are managed in P2K.	Embarq

22E	Premier	Sprint Nextel allows Embarq continued access to this PCS account maintenance system. Customer Service Area swaps are also performed in this system.	Embarq

20E	RMS+	Sprint Nextel allows Embarq continued access to this PCS retail system used for inventory, activation, account maintenance and cash management.	Embarq

21E	SAC	Sprint Nextel provides continued access to Embarq to this sales provisioning system used by call center employees for hot & cold handsets.	Embarq

01EE	Sales Agency continuation	This TSA Exhibit allows Embarq to continue to sell Sprint Nextel wireless as a sales agent between legal spin and launch of the Embarq MVNO product.	Sprint Nextel

02EE	Total Care Service Agreement	Embarq will continue to provide Total Care to HOTG & One Bill customers.	Sprint Nextel

25E	Wireless intranet URLs	This TSA Exhibit provides SLCS employee the use of various intranet sites that offer content and functionality required to manage PCS customer accounts.	Embarq

09C	Database Marketing	Sprint Nextel to provide continued support services to Embarq Business Database Marketing (DBM) to run existing processes and jobs currently managed by Sprint Nextel’s Database Marketing group.	Embarq

10C	SMARTS view Support Services	Sprint Nextel will provide Embarq with the ability to retain access to the customer trouble ticket data stored in the TRS datamart and Sprint InTouch Problem Management database for the capability to view customer trouble tickets.	Embarq

11C	eCommerce Website Support Services	Sprint Nextel will provide to Embarq the ability to retain access to the eCommerce Partners Website as it exists in the current format and the ability to host and maintain current Embarq site functionality.	Embarq